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                                                                   Exhibit 21.0

                                         SCHEDULE OF SUBSIDIARIES

                                                     Jurisdiction of
Name                                            Incorporation or Formation
----                                            ---------------------------

FTI Applied Sciences (Annapolis), L.L.C.            Maryland
FTI Litigation Consulting, L.L.C.                   Maryland
Kahn Consulting, Inc.                               New York
KCI Management, Inc.                                New York
Klick, Kent & Allen, Inc.                           Virginia
L.W.G., Inc.                                        Illinois
Policano & Manzo, L.L.C.                            New Jersey
RestorTek, Inc.                                     Illinois
S.E.A., Inc.                                        Ohio
Teklicon, Inc.                                      California